EXHIBIT NO. 99.(a) 4

MFS SERIES TRUST IV

MFS MUNICIPAL BOND FUND

Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated December 16, 2004, as amended, (the “Declaration”), of MFS Series Trust IV (the “Trust”), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that MFS Municipal Bond Fund, a series of the Trust, has been terminated.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of June 22, 2007 and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

ROBERT E. BUTLER	ROBERT J. MANNING
Robert E. Butler 804 W. Park Avenue State College PA 16803	Robert J. Manning 13 Rockyledge Road Swampscott MA 01907

LAWRENCE H. COHN	LAWRENCE T. PERERA
Lawrence H. Cohn 45 Singletree Road Chestnut Hill MA 02467	Lawrence T. Perera 18 Marlborough Street Boston MA 02116

DAVID H. GUNNING	ROBERT C. POZEN
David H. Gunning 2571 N. Park Blvd. Cleveland Heights OH 44106	Robert C. Pozen 9 Arlington Street Boston MA 02116

WILLIAM R. GUTOW	J. DALE SHERRATT
William R. Gutow 3 Rue Dulac Dallas TX 75230	J. Dale Sherratt 86 Farm Road Sherborn MA 01770

MICHAEL HEGARTY	LAURIE J. THOMSEN
Michael Hegarty 177 Old Briarcliff Road Briarcliff Manor NY 10510	Laurie J. Thomsen 235 Nashawtuc Road Concord MA 01742

J. ATWOOD IVES	ROBERT W. UEK
J. Atwood Ives 17 West Cedar Street Boston MA 02108	Robert W. Uek 536 Tierra Mar Lane Naples FL 34108